As filed with the Securities and Exchange Commission on February 14, 2000
=========================================================================
Registration No. 333-
=====================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -----------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                                  Tularik Inc.
             (Exact name of registrant as specified in its charter)
                         -----------------------------

    Delaware                                           Two Corporate Drive                                 94-3148800
(State of Incorporation)                      South San Francisco, California  94080            (I.R.S. Employer Identification No.)

                                                          (650) 825-7000
                                 (Address and telephone number of principal executive offices)

                          ----------------------------
                           1997 Equity Incentive Plan
                             Tularik Matching Plan
                            (Full title of the plan)
--------------------------------------------------------------------------------
                                David V. Goeddel
                            Chief Executive Officer
                                  Tularik Inc.
                              Two Corporate Drive
                     South San Francisco, California 94080
                                 (650) 825-7000
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------
                                   Copies to:
                         Suzanne Sawochka Hooper, Esq.
                          Stephen N. Rosenfield, Esq.
                              Cooley Godward, LLP
                               5 Palo Alto Square
                              3000 El Camino Real
                          Palo Alto, California  94306
                                 (650) 843-5000
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                         Proposed
                                                          Maximum              Proposed Maximum
Title of Securities to be        Amount to be          Offering Price         Aggregage Offering
        Registered                 Registered          Per Share (1)              Price (1)            Amount of Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock
(par value $.001)                    263,001               $59.44                $15,632,779.44                 $4,127.05
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The offering price per share and aggregate offering price are based upon the average of the high and low prices on February 9, 2000, as reported on the Nasdaq National Market (pursuant to Rule 457(c) under the Securities Act).
================================================================================

                              REOFFER PROSPECTUS

                                 TULARIK INC.

                                 Common Stock

                                263,001 Shares

               _________________________________________________

   Tularik Inc. is registering the resale of up to 263,001 shares of its common stock by a selling stockholder. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

   Our common stock is traded on the Nasdaq National Market under the symbol "TLRK." On February 14, 2000, the last reported sale price for our common stock was $66.75 per share.

                   __________________________________________

     This investment involves a high degree of risk. See "Risk Factors" beginning on page 3.

                   __________________________________________

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   __________________________________________

                The date of this Prospectus is February 14, 2000

                               TABLE OF CONTENTS

The Company...................................................................................    2
Risk Factors..................................................................................    3
Selling Stockholder...........................................................................   13
Plan of Distribution..........................................................................   13
Legal Matters.................................................................................   13
Experts.......................................................................................   13
Where You Can Find More Information...........................................................   14

                                  THE COMPANY

   Tularik engages in the discovery and development of a broad range of novel and superior orally available drugs based on general regulation. Building on our scientific strengths, we intend to become a worked-class pharmaceutical company. Our research programs, all of which address large commercial markets, include cancer, cytomegalovirus, diabetes, obesity, inflammation, immune disorders, high blood cholesterol levels, known as hypercholesterolemia, bacterial diseases and a class of drug targets called orphan nuclear receptors because their exact function is unknown and they are located within the nucleus of the cell. We have diversified our drug discovery and development efforts not only across a large number of diseases, but also across multiple promising targets and drug candidates for these diseases.

   Our principal offices are located at Two Corporate Drive, South San Francisco, California 94080. Our telephone number is (650) 825-7300. "Tularik" is our trademark. This prospectus also contains trademarks of other companies.

                                  Risk Factors

     An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks or uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

     We have generated operating losses since we began operations in November 1991. The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which requires significant research and development expenditures. To date, we have no products that have generated any revenue. As of September 30, 1999, we had an accumulated deficit of approximately $80.8 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years and expect that these losses will increase as we expand our research and development activities. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may not be able to continue our operations. If we fail to obtain the necessary capital, we will not be able to fund our operations.

Because our product candidates are in an early state of development, there is a high risk of failure.

     We have no products that have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. None of our prospective products, including lometrexol, T67 and T607, is expected to be commercially available until at least 2004. Two of our drug candidates, T67 and T607, operate in a similar manner. Based on results at any stage of clinical trials, we may decide to discontinue development of one or both of these compounds. Additionally, even if the clinical results are favorable for both compounds, we may decide to commercialize only one of the compounds.

     Our products must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA and international regulatory authorities for commercial use. We will need to conduct significant additional research, animal testing, referred to as preclinical testing, and human testing, referred to as clinical trials, before we can file applications with the FDA for product approval. Clinical trials are expensive and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. Any of our products may not attain market acceptance. Typically, there is a high rate of attrition for products in preclinical testing and clinical trials. Also, third parties may develop superior products or have proprietary rights that preclude us from marketing our products. If research and testing is not successful or we fail to obtain regulatory approval, we will be unable to market and sell our future product candidates.

The progress and results of our animal and human testing are uncertain.

     Preclinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful.
A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Commercialization of our product candidates depends upon successful completion of clinical trials. We must provide the FDA and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products before they can be approved for commercial sale. While we have recently licensed a product candidate that is ready for the stage of human testing designed to determine efficacy, known as phase 2 clinical trials, none of the product candidates that we have internally developed have advanced beyond the stage of human testing designed to determine safety, known as phase 1 clinical trials.

     Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to perform data collection and analysis, and as a result, we may face additional delaying factors outside our control.

     We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. We do not know whether any clinical trials will result in marketable products. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed, and our ability to become profitable will be delayed.

     Our first three clinical candidates are directed to the treatment of cancer. Cancer drugs generally have a narrow therapeutic window between efficacy and toxicity. If unacceptable toxicity is observed in clinical trials, the trials may be terminated at an early stage. Drug-related deaths may occur in phase 1 clinical trials with anti-cancer drugs, because drugs for the treatment of cancer are typically dangerous and phase 1 patients are critically ill and heavily pre-treated. Several deaths occurred during Eli Lilly's phase 1 clinical trials of lometrexol.

     We do not know whether our existing or any future clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA approval and, ultimately, commercialization of our products.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

     Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

     . must be conducted in conformance with the FDA's good laboratory practice regulations;
     .  must meet requirements for institutional review board oversight;
     .  must meet requirements for informed consent;
     .  must meet requirements for good clinical practices;
     .  are subject to continuing FDA oversight;
     . may require large numbers of test subjects; and . may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the Investigational New Drug application or the conduct of these trials.

     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our research and development efforts.

     We are a small company with approximately 215 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition for personnel and academic collaborations is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. If we lose the services of any of these personnel, in particular, David V. Goeddel, our Chief Executive Officer, it could impede significantly the achievement of our research and development objectives. If we fail to negotiate additional acceptable collaborations with academic institutions and scientists, or if our existing academic collaborations were to be unsuccessful, our product development programs may be delayed. In addition, we will need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or maintain relationships.

The drug discovery methods we employ are relatively new and may not lead to the development of drugs.

     The drug discovery methods we employ based upon gene regulation are relatively new. We do not know if these methods will lead to the discovery of commercially viable drugs. None of our cancer product candidates undergoing clinical testing acts by gene regulation. There is limited scientific understanding generally relating to gene expression and the role of genes in complex diseases and relatively few products based on gene discoveries have been developed and commercialized by drug manufacturers. Even if we are successful in identifying the pathways that cells use to control the expression of genes associated with specific diseases, these discoveries may not lead to the development of drugs. Furthermore, our drug discovery efforts are focused on a number of target genes, the functions of which have not yet been fully identified. As a result, the safety and efficacy of drugs that alter the expression of these genes have not yet been established. As a result, we cannot assure you that our research and development activities will result in any commercially viable products. We expect to continue to in-license or acquire additional product candidates to augment the results of our internal research activities, and in-licensed candidates may not prove to be successful.

If we cannot maintain our current corporate collaborations and enter into new corporate collaborations, our product development could be delayed.

     We rely, to a significant extent, on our corporate collaborators to provide funding in support of our research and to jointly conduct some research and preclinical testing functions. If any of our corporate collaborators were to breach or terminate their agreement with us or otherwise fail to conduct the collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. We cannot control the amount and timing of resources our corporate collaborators devote to our programs or potential products. In addition, we expect to rely on our corporate collaborators for commercialization of some of our products.

     The continuation of any of our partnered drug discovery and development programs may be dependent on the periodic renewal of our corporate collaborations. All of our corporate collaborations have terms of six or fewer years, which is less than the period required for the discovery, clinical development and commercialization of most drugs. Each of our corporate collaboration agreements provides that, upon expiration of a specified period after commencement of the agreement, the corporate collaborator has the right to terminate the agreement on short notice, and each corporate collaboration agreement, other than the agreement with Roche Bioscience, provides that these terminations do not require cause. Our collaboration with Yamanouchi Pharmaceutical Co. was terminated by Yamanouchi in November 1996, and our collaboration with Merck & Co. was terminated by Merck in March 1999. Our existing corporate collaboration agreements also may terminate before the full term of the collaborations. Moreover, we may not be able to renew these collaborations on acceptable terms, if at all. Our Sumitomo collaboration expired and was not renewed at the end of its five-year term in January 2000. Although we are negotiating with Taisho regarding alternative collaborative opportunities, we believe that Taisho will terminate its current agreement with us in March 2000. If funding from one or more of our corporate collaborations were reduced or terminated, including the expected expiration of the Sumitomo collaboration and termination of the Taisho collaboration, we would be required to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

     There have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

     Until recently, our corporate collaboration strategy focused on partnering with pharmaceutical companies to fund our research in gene regulation. Over the past two years, as our partnered and unpartnered research has led to product candidates, our corporate collaboration strategy has evolved. In addition to seeking collaborations for our research-stage programs, we also seek to enter into collaborations for the development of compounds discovered through our research and development efforts. The timing of these collaborations may be linked to clinical results of our product candidates. As a result, we expect our net spending on research and development to increase significantly and that our corporate collaborators will fund a smaller percentage of our expenses than historically.

     We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not be successful. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination of existing corporate collaboration agreements.

If we do not realize value from our retained commercialization rights, we may not achieve our commercial objectives.

     If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights for specific pharmaceutical indications or in specified geographical regions. We may take advantage of these currently retained rights directly or may exploit retained rights through collaborations with others. The value of these rights, if any, will be largely derived from our ability, directly or with collaborators, to develop and commercialize drugs, the success of which is also uncertain.

     The exploitation of retained commercialization rights requires sufficient capital; technological, product development, manufacturing and regulatory expertise and resources; and marketing and sales personnel. We may not be able to develop or obtain these resources in sufficient quantity or of a sufficient quality level to enable us to achieve our objectives. To the extent that we are required to rely on third parties for these resources, failure to establish and maintain our relationships will affect our ability to realize value from our retained commercialization rights. If we seek to commercialize products for which we have retained rights through joint ventures or collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. We do not know whether we will be able to enter into any agreements on acceptable terms, if at all, or that we will be able to realize any value from our retained commercialization rights.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop products.

     We expect that significant additional financing will be required in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may raise this financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.

     We believe that existing cash and investment securities and anticipated cash flow from existing collaborations will be sufficient to support our current operating plan through at least the end of 2001. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities.

     To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our products.

If our competitors develop and market products that are more effective than ours, our commercial opportunity will be reduced or eliminated.

     Our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. With respect to our drug discovery programs, other companies have product candidates in clinical trials to treat each of the diseases for which we are seeking to discover and develop product candidates. These competing potential drugs are further advanced in development than are any of our potential products and may result in effective, commercially successful products. Even if our collaborators or we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

     Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts and universities and public and private research institutions. In addition, companies pursuing different but related fields represent substantial competition. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. These organizations also compete with us to:

     .  attract qualified personnel;
     . attract parties for acquisitions, joint ventures or other collaborations; and
     . license the proprietary technology of these institutions that is competitive with the technology we are practicing.

     If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute.

Because it is difficult and costly to protect our proprietary rights, we cannot ensure their protection.

     Our commercial success will depend in part on obtaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims allowed in these companies' patents.

     The degree of future protection for our proprietary rights is uncertain and we cannot ensure that:

     . we were the first to make the inventions covered by each of our pending patent applications;
     .  we were the first to file patent applications for these inventions;
     . others will not independently develop similar or alternative technologies or duplicate any of our technologies;
     .  any of our pending patent applications will result in issued patents;
     . any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;
     .  we will develop additional proprietary technologies that are patentable;
        or
     . the patents of others will not have an adverse effect on our ability to do business.

     In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

     Others may have filed and in the future are likely to file patent applications covering genes, gene products or therapeutic products that are similar or identical to ours. We cannot assure you that any patent application will not have priority over patent applications filed by us. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborator or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

     We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

     We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the prosecution of in-licensed technology, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology.

     Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be imperiled.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenues.

     Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We will depend on our collaborators or third parties for the manufacture of compounds for preclinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to delays in manufacture if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis. In particular, our current supply of finished product of lometrexol is limited and is not sufficient for completion of all phases of clinical development. The manufacture of lometrexol is complex, and it may be difficult to efficiently manufacture or to secure an adequate supply of this compound in a timely manner or on an economical basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

     We currently have no sales, marketing or distribution capability. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. We intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

     The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products, and our ability to realize royalties from this commercialization.

     Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

     .  government and health administration authorities;
     .  private health insurers; and
     .  other third-party payors.

     Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

If conflicts arise between our collaborators, advisors or directors and us, they may act in their self-interest, which may be adverse to your best interests.

     If conflicts arise between us and our corporate or academic collaborators or scientific advisors, the other party may act in its self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

     Genentech, Inc. is a potential competitor of ours and is also one of our investors. David V. Goeddel, our Chief Executive Officer and a member of our Board of Directors, is a consultant to Genentech. Mark J. Levin, a member of our Board of Directors, is Chairman, President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., and Grant Heidrich, a member of our Board of Directors, also serves on the board of directors of Millennium. Millennium has publicly disclosed that it is pursuing an obesity program that is competitive with, and may have scientific overlap with, our program.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

     The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. Our corporate collaborators or we may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claim arise.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

     Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

If our officers, directors and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

     Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 41.0% of our common stock, based on their beneficial ownership as of September 30, 1999. Accordingly, they collectively will have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

     In particular, Pharma Vision 2000 AG, a closed-end mutual fund investing in pharmaceutical companies such as Roche, Glaxo and Hoechst, currently owns approximately 22.7% of our outstanding common stock. Peter Sjostrand, a member of our Board of Directors, and David V. Goeddel, our Chief Executive Officer and a member of our Board of Directors, are members of the board of directors of Pharma Vision. Pharma Vision is not a party to any standstill or other agreement limiting its ability to acquire additional shares of our capital stock and may in the future, through open market purchases or otherwise, acquire additional shares of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

     Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

     . establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least two-thirds of our capital stock;
     . authorize the issuance of ``blank check'' preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;
     .  limit who may call a special meeting of stockholders;
     . prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and
     . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

     In addition, until November 2000, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

     . announcements of technological innovations or new commercial products by our competitors or us;
     .  developments concerning proprietary rights, including patents;
     .  developments concerning our collaborations;
     . publicity regarding actual or potential medical results relating to products under development by our competitors or us;
     .  regulatory developments in the United States and foreign countries;
     .  litigation;
     . economic and other external factors or other disaster or crisis; or . period-to-period fluctuations in financial results.

If our stockholders sell substantial amounts of our common stock, the market price of our common stock may fall.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information about the number of shares of our common stock beneficially owned by the selling stockholder named below as of January 31, 2000 and on an as adjusted basis to give effect to the sale of the shares offered by the selling stockholder. This information is based on information provided by the selling stockholder or his representatives. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. See "Plan of Distribution." Because the selling stockholder may offer all, some or none of the shares which he holds, no definitive estimate can be given as to the number of shares that will be held by the selling stockholder upon termination of the offering. Shares held by the selling stockholder may be sold either pursuant to the Registration Statement of which this Prospectus is a part or pursuant to Rule 144 under the Securities Act.




                           Shares Beneficially                                            Shares Beneficially Owned
                           Owned Before Sales                        Shares                   Owned After Sales
                           Under this Prospectus                Offered for Selling         Under this Prospectus
                           ---------------------                                            ---------------------
Selling Stockholder         Number        Percentage          Stockholder's Account       Number        Percentage
-------------------         ------        ----------          ---------------------       ------        ----------
John McLaughlin              263,001          *                        263,001               0                 0

______
*Less than one percent.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered or sold from time to time by the selling stockholder, or by pledgees, donees, transferees or other successors in interest. Sales may be made on the Nasdaq National Market, in block trades, pursuant to purchases by broker or a dealer as principal, in private transactions or otherwise, at prices then prevailing in the market or at negotiated prices. Tularik will not receive any of the proceeds from sales by the selling stockholder.

     Any broker or dealer involved in the offer or sale of the shares covered by this prospectus may receive brokerage commissions or discounts. To our knowledge, there is currently no agreement with any broker or dealer for any such transactions. Upon sale of shares covered by this prospectus, the selling stockholder or anyone effecting sales on behalf of the selling stockholder may be deemed an underwriter, as that term is defined in the Securities Act of 1933. The selling stockholder does not believe he is an underwriter within the meaning of the Securities Act. All expenses of the registration of the shares covered by this prospectus are being paid by Tularik.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock described herein will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the SEC:
Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and San Francisco District Office, 44 Montgomery Street, Suite 1100, San Francisco, California 94104. Copies can also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is only part of a registration statement on Form S-8 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

     The SEC allows us to "incorporate by reference" some information contained in documents that we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus and later information we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference are:

     (a) The Company's final prospectus (the "Final Prospectus") filed with the Commission on December 13, 1999 pursuant to Rule 424(b) in connection with the Company's Registration Statement on Form S-1 (No. 333-89177), as amended, initially filed with the Commission on October 15, 1999.

     (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 000-28397) filed with the Commission pursuant to the Exchange Act on December 7, 1999.

     You may request a copy of any of these filings at no cost by writing or telephoning us at Two Corporate Drive, South San Francisco, California 94080,
Attention: William J. Rieflin, General Counsel, telephone (650) 825-7300.

                   __________________________________________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    PART II

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by Tularik Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

       (a) The Company's final prospectus (the "Final Prospectus") filed with the Commission on December 13, 1999 pursuant to Rule 424(b) in connection with the Company's Registration Statement on Form S-1 (No. 333-89177), as amended, initially filed with the Commission on October 15, 1999.

       (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 000-28397) filed with the Commission pursuant to the Exchange Act on December 7, 1999.

       (c) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock.

       The Company has not filed, and has not been required to file as of the date hereof, an annual report pursuant to Section 13 or 15(d) of the Exchange Act.

       Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

       The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. As of the date of this Registration Statement, certain partners and associates of Cooley Godward LLP own an aggregate of 13,514 shares of the Company's Common Stock through investment partnerships.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       As permitted by Delaware law, the Company's amended and restated certificate of incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

       . for any breach of duty of loyalty to the Company or to its stockholders;
       . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
       . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or
       . for any transaction from which the director derived an improper personal benefit.

       The Company's amended and restated certificate of incorporation further provides that the Company must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Company believes that indemnification under its amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

        The Company has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require the Company to indemnify each director and officer for certain expenses including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of the person's services as its director or officer of the Company or any subsidiary of the Company or any other company or enterprise to which the person provides services at the Company's request.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        With respect to the restricted securities to be reoffered or resold pursuant to this Registration Statement, the issuance of such shares of Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), based upon the following facts. Such shares were issued to a person who was an executive officer of the Company at the time of the issuance of the option pursuant to which 262,501 of the shares of Common Stock were issued and at the time contributions were made to a 401(m) matching plan under which 500 shares of Common Stock were issued, who acquired the shares for investment and who had sufficient knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment.

Item 8. EXHIBITS

  Exhibit
  Number
  ------
    3.1*      Amended and Restated Certificate of Incorporation.
    3.2*      Amended and Restated Bylaws.
    4.1*      Specimen Common Stock Certificate.
    5.1       Opinion of Cooley Godward LLP.
   23.1       Consent of Ernst & Young LLP, Independent Auditors.
   23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
   24.1       Power of Attorney.  Reference is made to the Signature Page.
   99.1*      1997 Equity Incentive Plan.
   99.2**     Tularik Matching Plan.
   99.3       Incentive Stock Option Agreements, dated as of January 28, 1998 and
              June 17, 1999, and Nonstatutory Stock Option Agreements, dated as of
              January 28, 1998 and June 17, 1999, between the Company and John
              McLaughlin.

-----------------------------------
* Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-89177), as amended through the date hereof, and incorporated herein by reference.

**  Filed as an exhibit to the Company's Registration Statement on Form S-8 (No.
  333-95605) and incorporated herein by reference.

                                  UNDERTAKINGS

1.   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 14, 2000.

                                    TULARIK INC.

                                    By:  /s/ David V. Goeddel
                                       -------------------------------------
                                                 David V. Goeddel
                                             Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David V. Goeddel, William J. Rieflin and Corinne H. Lyle, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                  Date

     /s/ David V. Goeddel                   Chief Executive Officer and Director
-------------------------------------         (Principal Executive Officer)               February 14, 2000
         David V. Goeddel

     /s/ Corinne H. Lyle                    Chief Financial Officer (Principal
-------------------------------------        Financial and Accounting Officer)            February 14, 2000
         Corinne H. Lyle

-------------------------------------                    Director                         February 14, 2000
      A. Grant Heidrich, III

-------------------------------------                    Director                         February 14, 2000
          Mark J. Levin

      /s/ Pual A. Marks
-------------------------------------                    Director                         February 14, 2000
          Paul A. Marks

   /s/ Edward R. McCracken
-------------------------------------                    Director                         February 14, 2000
       Edward R. McCracken

    /s/ Steven L. McKnight
-------------------------------------                    Director                         February 14, 2000
        Steven L. McKnight

-------------------------------------                    Director                         February 14, 2000
        Peter J. Sjostrand


                                 EXHIBIT INDEX

  Exhibit
  Number
    3.1*      Amended and Restated Certificate of Incorporation.
    3.2*      Amended and Restated Bylaws.
    4.1*      Specimen Common Stock Certificate.
    5.1       Opinion of Cooley Godward LLP.
   23.1       Consent of Ernst & Young LLP, Independent Auditors.
   23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
   24.1       Power of Attorney.  Reference is made to the Signature Page.
   99.1*      1997 Equity Incentive Plan.
   99.2**     Tularik Matching Plan.
   99.3       Incentive Stock Option Agreements, dated as of January 28, 1998 and June 17, 1999, and Nonstatutory Stock Option Agreements, dated as of January 28, 1998 and June 17,
              1999, between the Company and John McLaughlin.

--------------------------------
* Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-89177), as amended through the date hereof, and incorporated herein by reference.

** Filed as an exhibit to the Company's Registration Statement on Form S-8 (No.
   333-95605) and incorporated herein by reference.